Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

PMI Operating Company, Ltd., a Texas limited partnership

PMI Investment, LLC, a Delaware limited liability corporation

Pump – PMI LLC, a Texas limited liability corporation

Vertex Corporate Holdings, Inc., a Delaware corporation

Pawtucket Holdings, Inc., a Delaware corporation

PFI, LLC, a Rhode Island limited liability company

DXP Energy Services, LLC, a Texas limited liability corporation

DXP Canada Enterprises, Ltd., a British Columbia Corporation

HSE Integrated, Ltd,, an Alberta Corporation

Industrial Paramedic Services, Ltd., and Alberta Corporation